SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                  FORM 15/A

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
      UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
      OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
           15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 Commission File Number 0-21242

                        Triumphe Leasing VIII L.P.
          (Exact name of registrant as specified in its charter)

          630 Dundee Road, Suite 345, Northbrook, Illinois 60062
(Address, including zip code and telephone number, including area code, or registrant's principal executive offices)

                       Limited Partnership Interest
         (Title of each class of securities covered by this Form)

                              None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [x]       Rule 12h-3(b)(1)(i)    [x]
     Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)  [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                     Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: 289 as of November 16, 1998.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Triumphe Leasing VIII L.P. has caused this amendment of this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 23, 1999 	      TRIUMPHE LEASING VIII L.P.
                              BY:  TL GENERAL VIII CORP.,
                              General Partner

                              /s/ Gerald A. Horwitz

                              President